Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Charles & Colvard, Ltd.
Morrisville, North Carolina

We consent to the incorporation by reference in, Registration Statement No. 333-43613, and Registration Statement No. 333-93211 of C3, Inc. on Form S-8 and in Registration Statement No. 333-151255 and Registration Statement No. 333-100883 of Charles & Colvard, Ltd. on Form S-8 of our report dated March 26, 2010, except as to the information dated May 14, 2010, relating to the financial statements of Charles & Colvard, Ltd., appearing in this Annual Report on Form 10-K of Charles & Colvard, Ltd. for the year ended December 31, 2010.

The financial statements for the year ended December 31, 2009, were previously reported on by Frazer Frost, LLP (“Frazer Frost”).  Frost, PLLC (“Frost”), one of the firms that had combined to form Frazer Frost, has resumed their operations as a separate entity as it existed prior to the combination.  Frost has assumed responsibility for the Frazer Frost audit of Charles & Colvard, Ltd. for the year ended December 31, 2009.

/s/ FROST, PLLC
Certified Public Accountants

Little Rock, Arkansas
March 29, 2011